July 17, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated July 16, 2018 of CleanSpark, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We have no basis to either agree or disagree with other statements contained in the Form 8-K.

Very truly yours,

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada